Exhibit 99.3

ENTERTAINMENT GAMING ASIA INC.

UP TO 27,777,673 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS

TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME,

ON _____________, 2014, SUBJECT TO EXTENSION AND EARLIER TERMINATION.

To Our Clients:

We are sending this letter to you because we hold shares of ENTERTAINMENT GAMING ASIA INC. (the “Company”) common stock, par value $0.001 per share (the “Common Stock”) for you. The Company has commenced a rights offering of up to an aggregate of 27,777,673 shares of Common Stock of the Company (the “Shares”) at a subscription price of $0.54 per Share (the “Subscription Price”) pursuant to the exercise of non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of the Common Stock as of ____________, 2014 (the “Record Holders”). The Rights are described in the Company’s prospectus, dated ______________, 2014 (as the same may be amended, the “Prospectus”), and evidenced by a subscription certificate (the “Subscription Certificate”) registered in your name or in the name of your nominee.

The Company has distributed .92278 Right for each share of Common Stock outstanding on __________, 2014. Each Right entitles the Record Holder to purchase one (1) Share at the Subscription Price (the “Basic Subscription Right”). Record Holders who exercise their Basic Subscription Right in full may also subscribe for additional Shares up to the number of shares purchased upon exercise of the Basic Subscription Right not subscribed for by other Subscription Rights holders in the Rights Offering at the same Subscription Price (the “Oversubscription Right”). The Company will not issue fractional Rights, but rather will round down the aggregate number of Rights for which Record Holders may receive to the nearest whole Right. Any excess subscription payment received by Continental Stock Transfer & Trust Company (the “Subscription Agent”) will be returned as soon as practicable after the termination of the Rights Offering. See “The Rights Offering–The Subscription Rights” in the Prospectus Supplement.

If you wish to exercise your Oversubscription Right, you should indicate the number of additional Shares you would like to subscribe for in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the number of additional Shares that you have requested (in addition to the payment due for Shares purchased through your Basic Subscription Right). If an insufficient number of Shares is available to fully satisfy all Oversubscription Right requests, the available Shares will be allocated proportionately among rights holders who exercise their Oversubscription Rights based on the number of Shares each such holder subscribed for under the Basic Subscription Right. To the extent you properly exercise your Oversubscription Right for an amount of Shares that exceeds the number of unsubscribed Shares available to you, any excess subscription payment received by the Subscription Agent will be promptly returned to you, without interest or deduction. See “The Rights Offering–The Subscription Rights” in the Prospectus. We are (or our nominee is) the Record Holder of the Common Stock held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the Subscription Rights relating to the Common Stock we hold on your behalf, upon the terms and conditions set forth in the Prospectus Supplement.

We have enclosed your copy of the following documents:

1.	Letter to Rights holders from the Company;

2.	Prospectus; and

3.	Beneficial Owner Election Form.

The Subscription Rights will expire if not exercised prior to 5:00 p.m., New York City time, on ____________, 2014, subject to extension and earlier termination (the “Expiration Date”). Any Subscription Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Shares made in the rights offering is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock carried by us in your account but not registered in your name. Exercises of Subscription Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering prior to the Expiration Date.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, you may contact Morrow & Co., LLC, the Information Agent, by telephone (shareholders may call (800) 662-2500 and banks and brokerage firms may call (203) 658-9400) or by email (egt.info@morrowco.com).